EXHIBIT 10.1

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the “Agreement”), made as of the 6th day of May, 2005, is entered into by VistaCare, Inc., a Delaware corporation with its principal place of business at 4800 N. Scottsdale Road, Suite 5000, Scottsdale, Arizona 85251 (the “Company”), and Mark E. Liebner, an individual residing in Phoenix, Arizona (“Liebner”).

Recitals:

     WHEREAS, Liebner, prior to the date hereof, has been employed by the Company and has held the positions of Chief Financial Officer and Treasurer of the Company and its subsidiaries, and, effective as of the date of this Agreement, shall no longer hold such positions; and

     WHEREAS, Liebner shall continue to be employed by the Company as described hereinafter; and

     WHEREAS, pursuant to a Management Agreement entered into by the Company and Liebner as of October 9, 2002, the Company agreed to provide certain payments and benefits to Liebner in the event Liebner’s employment by the Company were terminated under certain circumstances; and

     WHEREAS, terms and provisions of such Management Agreement are not applicable to Liebner’s continuing employment; and

     WHEREAS, the Company and Liebner wish to set out terms and conditions upon which Liebner will continue to provide services to the Company;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

     1. Definitions. As used in this Agreement the following terms shall have the following respective meanings:

          (a) “Cause” shall mean: (i) Liebner’s willful failure to attempt in good faith to follow the legal written directions of the Chief Operating Officer (the “COO”) or the Chief Executive Officer (the “CEO”), which is not cured within ten (10) days following receipt by the Liebner of written notice from the COO or the CEO specifying the details thereof, (ii) Liebner’s conviction of a felony (other than a felony involving a traffic violation or as a result of vicarious liability), (iii) Liebner’s commission of an act constituting fraud, embezzlement, larceny or theft with regard to the Company that is of a material nature (other than good faith expense account reimbursement disputes) or (iv) willful misconduct by Liebner with regard to the Company that has a material adverse effect on the Company. For purposes of this definition, no act, or failure to act, on Liebner’s part shall be considered “willful” unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company.

          (b) “Confidential Information” means all trade secrets and other information of a business, financial, marketing, technical or other nature pertaining to the Company or any of its subsidiaries or affiliates, including information of others that the Company or any of its subsidiaries or affiliates has agreed to keep confidential; provided, that Confidential Information shall not include any information that has entered or enters the public domain through no fault of Liebner, was known by Liebner prior to Liebner’s affiliation with or employment by the Company or which Liebner is required to disclose by legal process.

          (c) “Disability” means the failure of Liebner, due to physical or mental disability, to perform the services reasonably contemplated by his position for a period of either (i) ninety (90) consecutive days or (ii) one hundred twenty (120) days, whether or not consecutive, during any 360-day period.

     2. Employment Services. The Company agrees that Liebner’s employment shall continue from the date hereof until May 31, 2006 (the “Term” of this Agreement), unless his employment is terminated earlier as provided herein or is extended by mutual consent. At the reasonable request of and pursuant to the instructions of the Company’s COO or CEO, Liebner shall perform the following services, the itemization of which is for purposes of illustration and not limitation:

          (a) provide advice regarding financial and accounting matters;

          (b) provide advice and assist in the negotiation of business transactions;

          (c) assist and advise regarding litigation;

          (c) other activities as reasonably requested by the COO or CEO.

     Provided, however, the parties acknowledge and agree that Liebner shall not be required to work more than five (5) hours per week or twenty (20) hours per month without his prior consent, and the Company shall not be required to request any minimum amount of services.

     3. Compensation for Services. Liebner shall be paid a salary of Six Hundred Dollars ($600) per month for services provided hereunder. In the event Liebner shall provide more than five hours of services in a month, he shall be paid the sum of One Hundred Twenty Dollars ($120) per hour for the amount of services in excess of five hours during that month. Liebner shall also receive reimbursement for reasonable expenses incurred in the performance of such services. Liebner shall not accrue paid time off or be eligible for health insurance or other benefits. In the event Liebner anticipates that expenses in connection with a particular work assignment will exceed Fifteen Hundred Dollars ($1,500) he will notify the COO or CEO in advance.

     4. Termination of Employment Prior to End of the Term of this Agreement. If prior to June 1, 2006, Liebner’s employment by the Company is terminated by the Company for any reason other than Cause or Liebner’s death or Disability, all options granted by the Company to Liebner to purchase shares of the Company’s capital stock which would have vested on or before May 31, 2006 shall become vested in full as of the employment termination date.

     5. Confidentiality.

          (a) Liebner will not at any time, directly or indirectly, disclose or divulge, except as required in connection with the performance of Liebner’s duties for the Company, any Confidential Information acquired by Liebner during or in connection with Liebner’s affiliation with or employment by the Company.

          (b) Liebner shall make no use whatsoever, directly or indirectly, of any Confidential Information, except as required in connection with the performance of Liebner’s duties for the Company.

          (c) Upon the Company’s request at any time and for any reason, Liebner shall immediately deliver to the Company all materials (including all copies) in Liebner’s possession which contain or relate to Confidential Information.

     6. Non-competition and Non-solicitation. Liebner agrees that prior to the termination of Liebner’s employment with the Company for whatever reason, and thereafter for two years (or one year if a court of competent jurisdiction finds that two years is too long):

          (a) Liebner will not directly or indirectly, individually or as a consultant to, or employee, officer, director, stockholder, partner or other owner of or participant in any business entity other than the Company, engage in or assist any other person to engage in the business of providing hospice services in competition with the Company or any of its subsidiaries; and

          (b) Liebner will not directly or indirectly, individually or as a consultant to, or employee, officer, director, stockholder, partner or other owner of or participant in any business entity other than the Company, solicit or hire from the Company or any of its subsidiaries or affiliates, or otherwise materially interfere with the business relationship of the Company or any of its subsidiaries or affiliates with, (i) any person who is, or was during the period of Liebner’s employment with the Company, employed by or associated with the Company or any of its subsidiaries or affiliates or (ii) any person or entity who is, or was during the period of Liebner’s employment with the Company, a hospice patient referral source for the Company or any of its subsidiaries or affiliates.

     7. Remedies. Without limiting the remedies available to the Company, Liebner acknowledges that a breach of any of the covenants contained in Sections 5 and 6 herein could result in irreparable injury to the Company for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining Liebner from engaging in any activities prohibited by Sections 5 and 6 herein or such other equitable relief as may be required to enforce specifically any of the covenants of Sections 5 and 6 herein. The foregoing provisions of Sections 5 and 6 herein shall survive the termination of this Agreement and shall continue thereafter in full force and effect in accordance with the terms of Sections 5 and 6 herein for the periods of time contemplated thereby.

     8. Release. It shall be a condition of the Company’s obligation to provide the benefits contemplated by Sections 4 that Liebner execute and deliver to the Company a release in form and substance satisfactory to the Company pursuant to which Liebner unconditionally and irrevocably waives, relinquishes and forever releases and discharges the Company and its officers, directors, shareholders, employees, agents, subsidiaries, affiliates, predecessors, successors and assigns (collectively, the “Company Indemnitees”) from any and all claims, duties, causes of actions, demands, obligations, liabilities, rights, damages (including business, punitive or exemplary damages) of any kind or nature whether existing or contingent, then known or unknown, asserted or unasserted, whether in law, equity and administrative proceeding that Liebner then has or ever had against the Company Indemnitees since the beginning of the world through the date thereof including, but not limited to, any and all matters related in any way to Liebner’s employment with or separation from the Company, as well as claims under the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, any claim based on state anti-discrimination laws, any claim for wrongful discharge, and any alleged violation of public policy, contract or tort law, or any other federal, state, or local law; provided, however, that such release shall not apply to the terms and conditions of this Agreement, which shall remain valid and enforceable.

     9. Binding on Successors. If the Company is at any time merged or consolidated into or with any other corporation or other entity (whether or not the Company is the surviving entity), or if substantially all of the assets thereof are transferred to another corporation or other entity, the provisions of this Agreement will be binding upon and inure to the benefit of the corporation or other entity resulting from such merger or consolidation or the acquirer of such assets, and this Section 9 will apply in the event of any subsequent merger or consolidation or transfer of assets. In the event of any such merger, consolidation or sale of assets, references to the Company in this Agreement shall unless the context suggests otherwise be deemed to include the entity resulting from such merger or consolidation or the acquirer of such assets of the Company.

     10. Withholding. All payments required to be made by the Company hereunder to Liebner or his dependents, beneficiaries, or estate will be subject to the withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.

     11. Employment at Will. Nothing contained in this Agreement shall be construed as a right of Liebner to continue in the employ of the Company, or as a limitation of the right of the Company to discharge Liebner with or without Cause; provided that Liebner shall have the right to receive upon termination of his employment the benefits provided in this Agreement. Liebner shall have the right to terminate his employment with or without cause, in which event, except for those the provisions intended to survive by their terms, this Agreement shall be terminated.

     12. No Other Severance. The benefits of this Agreement shall be in lieu of severance payments, if any, which might otherwise be available to Liebner.

     13. Successors and Assigns. The provisions of this Agreement, shall be binding upon and shall inure to the benefit of Liebner, his executors, administrators, legal representatives, and assigns, and the Company and its successors.

     14. No Set-off. The Company shall have no right of set-off or counterclaims, in respect of any claim, debt, or obligation, against any payments to Liebner, his dependents, beneficiaries, or estate provided for in this Agreement.

     15. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown on the records of the Company, or at such other address or addresses as either party shall designate to the other in accordance with this Section 18.

     16. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, including without limitation the Management Agreement between the Company and Liebner dated October 9, 2002.

     17. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Liebner.

     18. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Arizona.

     19. Miscellaneous.

          (a) No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

          (b) The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

          (c) In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

VISTACARE, INC.

By:	Richard R. Slager

Title:	President and Chief Executive Officer

/s/ Mark E. Liebner

Mark E. Liebner